Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASE OF 1.39%

FOR THE FIRST NINE MONTHS OF 2006 COMPARED TO 2005

Newport, New Hampshire – October 13, 2006 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the nine months ended September 30, 2006 of $3,976,278, or $0.92 per share (assuming dilution), compared to $3,921,668, or $0.91 per share (assuming dilution) for the first nine months of 2005, an increase of 1.39%. For the three months ended September 30, 2006, net income totaled $1,218,381, or $.28 per share (assuming dilution), compared to $1,368,958, or $.32 per share (assuming dilution) for the same period in 2005, a decrease of 11.00%. The Company’s annualized returns on average assets and equity for the nine months ended September 30, 2006 were 0.81% and 11.82%, respectively, compared to 0.86% and 11.78%, respectively, for the same period in 2005.

The $54,630 increase in net income for the nine months ended September 30, 2006 reflects a decrease of $556,754 in net interest and dividend income. The $150,577 decrease in net income for the quarter ended September 30, 2006 reflects a decrease of $459,189 in net interest and dividend income. Sharp increases in the Bank’s cost of funds reduced the Bank’s interest rate margin to 3.18% at September 30, 2006, as compared to 3.57% at September 30, 2005. In addition, a housing slowdown resulted in decreases in loan originations. Total loan production for the nine months ended September 30, 2006 was $147,526,406, compared to $186,176,900 for the same period ended September 30, 2005. Increases in noninterest income of $1,437,249 for the nine months ended September 30, 2006 were offset by an increase of $1,091,241 in noninterest expense. For the three months ended September 30, 2006, increases in noninterest income of $376,176 were offset by an increase of $239,402 in noninterest expense.

Total assets amounted to $671,359,971 at September 30, 2006, compared to $635,050,784 at September 30, 2005, an increase of $36,309,187 or 5.72%. Loans held in portfolio increased by $35,865,176, or 7.83%, to $493,919,382, from $458,054,206 at September 30, 2005. Total deposits increased by $1,385,262, or 0.30%, to $461,156,614 at September 30, 2006 from $459,771,352 at September 30, 2005. Advances from the Federal Home Loan Bank (FHLB) increased by $30,000,000 from September 30, 2005, to $120,000,000 at September 30, 2006, as the Bank utilized the proceeds from the FHLB advances to fund loan demand.

Shareholders’ equity of $48,567,237 at September 30, 2006 resulted in a book value of $11.59 per share, based on 4,191,080 shares of common stock outstanding, an increase of $0.71, or 6.53%, per share from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per share is payable on October 31, 2006 to shareholders of record as of October 24, 2006.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through seventeen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05
Interest and Dividend Income	$8,754,838	$7,352,160	$24,937,589	$21,029,907
Interest Expense	4,273,633	2,411,766	10,753,810	6,289,374
Net Interest and Dividend Income	4,481,205	4,940,394	14,183,779	14,740,533
Provision for Loan Losses	51,000	—	159,776	—
Noninterest Income	1,541,001	1,164,826	4,263,271	2,826,022
Noninterest Expense	4,111,631	3,872,230	12,323,834	11,232,593
Provision for Income Tax	641,194	864,032	1,987,142	2,412,294
Net Income	1,218,381	1,368,958	3,976,298	3,921,668
Earnings Per Common Share, basic (1)	$0.29	$0.33	$0.94	$0.93
Earnings Per Common Share, assuming dilution (1)	$0.28	$0.32	$0.92	$0.92
Dividends Declared (1)	$0.13	$0.13	$0.38	$0.38

	As of 9/30/06	As of 9/30/05
Total Assets	$671,359,971	$635,050,784
Loans receivable, net	493,919,382	458,054,206
Securities	107,907,115	116,212,115
Total Deposits	461,156,614	459,771,352
Federal Home Loan Bank Advances	120,000,000	90,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	48,567,237	45,937,075
Book Value of Shares Outstanding	11.59	10.88
Tier I Core Capital to Assets	8.31%	8.12%
Shares Outstanding	4,191,080	4,220,980
Return on Average Assets	0.81%	0.86%
Return on Average Equity	11.82%	11.78%
Non-performing Assets as a % of Total Assets	0.13%	0.03%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.